AgroFresh Solutions Reports Preliminary Results for Fourth Quarter and Full Year 2017

Solid fourth quarter leads to year-over-year growth and strong momentum headed into 2018

•	Net sales for 2017 of $164 million, up from $160 million in 2016

•	GAAP net income of $23 million for 2017 compared to a GAAP net loss of $112 million for 2016

•	2017 EBITDA[1] of $99 million, including $25 million from tax-related benefits, compared to $33 million of EBITDA in 2016

•	Net sales for the fourth quarter of 2017 of $54 million, versus $52 million for the fourth quarter of 2016

•	GAAP net income of $23 million for the fourth quarter of 2017 compared to a GAAP net loss of $69 million in the fourth quarter of 2016; with 2017 results benefitting from the new U.S. tax laws

•	Fourth quarter 2017 EBITDA[1] of $50 million, including $24 million from tax-related benefits, compared to a negative $4 million in the same period last year

•	$39 million of cash generated from operations in 2017 compared to $30 million in 2016

PHILADELPHIA, March 14, 2018 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2017.

Jordi Ferre, Chief Executive Officer, commented, “I am pleased to report a solid finish to 2017 and strong momentum as we enter a new growth phase for AgroFresh in 2018. Our core business is healthy. The enhanced overall service offering of our SmartFresh™ Quality System has enabled us to provide our customers with superior product performance, increase penetration into other crops beyond apples and diversify our revenue base. Harvista continues to grow at double-digit rates, and RipeLock is starting to make inroads with large retailers. In the fourth quarter of 2017, we announced the strategic acquisition of Tecnidex Fruit Protection S.A.U., a global leader in the citrus market. As a result of the diversification we have achieved through the Tecnidex acquisition, our increased penetration into new crops, and the success of our SmartFresh™ Quality System, we believe our franchise has never been stronger or better prepared to thrive in a competitive market. In addition, we made a strategic investment in Food Freshness Technologies (“FFT”), which provides us with access to complementary

(1) EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of EBITDA and the tables at the end of this press release for a reconciliation of Non-GAAP financial measures to GAAP results.

technology that we believe will help us expand into new crops such as berries and avocados, as well as connect with FFT’s roster of leading retailers.

“This is the beginning of what we expect to be a period of renewed growth at AgroFresh, both organically and through acquisition. Our goal is to significantly grow our share of the highly-fragmented post-harvest food preservation and waste reduction market and introduce new solutions and technologies that can effectively expand the addressable market.

“We believe that we are well-positioned to achieve this objective, with a core business that generates strong cash flow, a virtually unparalleled IP portfolio, over 20 years of institutional R & D knowledge, and 3,000 direct customers, all of which provide us unique competitive advantages to grow in each stage of the food supply chain. In 2018, we are setting out on an ambitious plan to grow our revenues to as much as $500 million in the next five years as we develop a track record of organic growth and acquisitions. And, our success in 2017 illustrates the strength and long-term potential of the AgroFresh franchise to achieve this goal.”

Financial Highlights for the Fourth Quarter and Full Year 2017

Net sales for the fourth quarter of 2017 were $54 million, up from $52 million in the fourth quarter of 2016 primarily due to the contribution of Tecnidex, acquired in December 2017. Net sales for the full year 2017 were $164 million, up from $160 million in 2016, driven by the contribution of Tecnidex and increased sales of Harvista.

Operating margins were 79 percent in the fourth quarter of 2017 compared to 78 percent in the fourth quarter of 2016. Operating margins for full year 2017 were 80 percent compared to 81 percent in 2016, excluding the impact of inventory step-up amortization in the first half of 2016. The full year 2017 margins reflect the impact of product mix.

Research and development costs of $4 million in the fourth quarter of 2017 were flat compared to the fourth quarter of 2016. Selling, general and administrative expenses were $18 million in the quarter, up from $13 million a year ago, primarily due to costs associated with the acquisition of Tecnidex, an increase in incentive compensation, along with litigation and SAP implementation related costs.

Interest expense for the fourth quarter of 2017 of $8 million was down $6 million from the fourth quarter of 2016, driven by lower accretion of contingent consideration on the Company’s Tax Receivables Agreement with The Dow Chemical Company (“Dow”) associated with the divestiture of the AgroFresh business by Dow. Cash interest expense in the fourth quarter of 2017 was up slightly from the same period a year ago due to higher interest rates. AgroFresh hedged the majority of its variable rate debt in the fourth quarter, which we expect will mitigate future exposure to rising interest rates.

Balance Sheet and Cash Flow

The Company continues to generate strong cash flow, with cash from operations of $39 million in 2017 versus $30 million of cash generated by operations in 2016. As of December 31, 2017, the company had cash on hand of $64 million.

Katherine Harper, CFO, said, “In fiscal 2017, we grew revenues for the first time since 2014, while maintaining our strong margins and generating attractive cash flow. The integration of Tecnidex is going very well, and we expect Tecnidex to grow and create synergies, especially in strengthening our SmartFreshtm Quality System fungicide program that started in 2017 with ActiMist. Costs remain a focus, although a majority of the variance from our expectations this year was due to unusual items, primarily legal and consulting expenses associated with the Tecnidex acquisition and other investments and transactions in 2017. And, despite using $20 million of cash in the Tecnidex acquisition and $10 million for the FFT investment, we still ended the year with $64 million of cash, illustrating the significant cash-flow generation capability of our asset-light model. The evolution of new technologies and the rising cost of food waste is creating a growing demand for new solutions to address the challenge of post-harvest food preservation. Our long history of delivering cost-effective solutions that help get more food from the farm to the table puts us in a unique position to capitalize on the need for creative solutions to more efficiently feed the world.”

Conference Call
The Company will conduct a conference call to discuss its fourth quarter and full year 2017 results at 8:30 a.m. Eastern Time on March 14, 2018. To access the call, please dial 1-877-883-0383 from the U.S. or 1-412-902-6506 from outside the U.S. The conference call I.D. number is 8314389. The call will also be available as a live webcast with an accompanying slide presentation, which will be accessible via the "Events” and “Presentations" pages of the Investor Relations section of the Company's website at www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephone replay of the conference call will be available by dialing 1-877-344-7529  (US) or 412-317-0088 (International) until Wednesday, March 28, 2018. The replay I.D. number is 10117161.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company's management to evaluate the Company's performance. Management believes that this measure enhances a reader's understanding of the financial performance of the Company, is more indicative of operating performance of the Company, and facilitates a better comparison between fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company's operations.

The Company does not intend for the non-GAAP financial measure contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure. Reconciliations of the non-GAAP financial measure EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global leader in delivering innovative food preservation and waste reduction solutions for fresh produce. The company is empowering the food industry with Smarter Freshness™, a new range of integrated solutions designed to help growers, packers and retailers improve produce freshness and quality, reducing waste. AgroFresh’s solutions range from pre-harvest with HarvistaTM and LandSpringTM to its marquee SmartFresh QualityTM System, which includes SmartFreshTM, AdvanStoreTM and ActiMistTM, working together to maintain the quality of stored produce. AgroFresh has a controlling interest in Tecnidex, a leading provider of post-harvest fungicides, waxes and biocides for the citrus market. Additionally, the company’s initial retail solution, RipeLockTM, optimizes banana ripening for the benefit of retailers and consumers. AgroFresh has key products registered in over 45 countries, with approximately 3,000 direct customers and services over 25,000 storage rooms globally. For more information, please visit www.agrofresh.com

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations (including the results of operations of Tecnidex), including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, market acceptance of new products, anticipated benefits of acquisitions and investments, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
AgroFresh Solutions, Inc.
Katherine Harper, CFO
investorrelations@AgroFresh.com

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	Successor
	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$64,533	$77,312
Accounts receivable, net of allowance for doubtful accounts of $1,550 and 1,242, respectively	71,286	63,675
Inventories	24,109	15,467
Other current assets	21,759	14,047
Total current assets	181,687	170,501
Property and equipment, net	12,200	8,048
Goodwill	9,402	—
Intangible assets, net	757,882	776,584
Deferred income tax assets	8,198	8,459
Other assets	16,747	2,252
TOTAL ASSETS	$986,116	$965,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,866	$12,133
Current portion of long-term debt	7,926	15,250
Income taxes payable	8,208	3,121
Accrued expenses and other current liabilities	65,810	66,366
Total current liabilities	99,810	96,870
Long-term debt	402,868	392,996
Other noncurrent liabilities	36,228	140,833
Deferred income tax liabilities	31,130	—
Total liabilities	570,036	630,699

Commitments and Contingencies (Note 18)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,698,587 and 50,698,587 shares issued and 51,002,234 and 50,037,206 outstanding at December 31, 2017 and December 31, 2016, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at December 31, 2017 and December 31, 2016	—	—
Treasury stock; par value $0.0001, 661,381 shares at December 31, 2017 and December 31, 2016, respectively	(3,885)	(3,885)
Additional paid-in capital	533,015	475,598
Accumulated deficit	(108,638)	(132,200)
Accumulated other comprehensive loss	(12,769)	(4,373)
Total AgroFresh stockholders’ equity	407,728	335,145
Noncontrolling Interest	8,352	—
Total stockholders' equity	416,080	335,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$986,116	$965,844

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31, 2017	For the Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Net sales	$54,135	$51,673	$164,026	$159,669
Cost of sales (excluding amortization, shown separately below)	11,290	11,791	32,655	59,977
Gross profit	42,845	39,882	131,371	99,692
Research and development expenses	3,676	3,547	13,779	14,767
Selling, general, and administrative expenses	17,519	12,418	61,847	61,892
Amortization of intangibles	10,575	10,449	41,910	40,327
Impairment of long lived assets	—	10,795	—	10,795
Goodwill impairment	—	62,373	—	62,373
Change in fair value of contingent consideration	(24,528)	(48,639)	(26,948)	(53,608)
Operating income (loss)	35,603	(11,061)	40,783	(36,854)
Other (expense) income	651	(189)	611	(173)
Loss on foreign currency exchange	2,760	(3,956)	13,344	(3,274)
Interest expense, net	(8,260)	(14,389)	(35,755)	(58,239)
Income (loss) before income taxes	30,754	(29,595)	18,983	(98,540)
Provision (benefit) for income taxes	7,316	39,259	(4,579)	13,020
Net income (loss) including noncontrolling interests	$23,438	$(68,854)	$23,562	$(111,560)
Less: Net income attributable to noncontrolling interests	(91)	—	(91)	—
Net income (loss) attributable to AgroFresh Solutions, Inc	$23,347	$(68,854)	$23,471	$(111,560)

Income (loss) per share:
Basic	$0.47	$(1.40)	$0.47	$(2.26)
Diluted	$0.47	$(1.40)	$0.47	$(2.26)
Weighted average shares outstanding:
Basic	49,679,292	49,233,468	49,808,600	49,462,205
Diluted	50,137,694	49,233,468	50,191,303	49,462,205

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended December 31, 2017	Year Ended December 31, 2016
Cash flows from operating activities:
Net (loss) income	$23,562	$(111,560)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	44,356	42,850
Provision for bad debts	308	1,052
Stock based compensation for equity classified awards	1,886	3,250
Pension expense	(153)	188
Amortization of inventory fair value adjustment	—	30,377
Amortization of deferred financing cost	2,368	2,275
Accretion of contingent consideration	8,433	30,197
Decrease in fair value of contingent consideration	(24,924)	(53,608)
Deferred income taxes	(12,692)	13,792
Impairment of long-lived assets	—	10,795
Goodwill impairment	—	62,373
Loss (gain) on sales of property	81	22
Other	98	32
Changes in operating assets and liabilities:
Accounts receivable	6,204	(4,101)
Inventories	(2,496)	(764)
Prepaid expenses and other current assets	(8,251)	(7,788)
Accounts payable	(11,037)	6,357
Accrued expenses and other liabilities	18,432	2,341
Income taxes payable	5,121	(376)
Other assets and liabilities	(12,164)	2,780
Net cash provided by operating activities	39,132	30,484
Cash flows from investing activities:
Cash paid for property and equipment	(7,725)	(6,004)
Proceeds from sale of property	99	76
Acquisition of business, net of cash acquired	(18,192)	—
Other investments	(11,132)	(600)
Net cash used in investing activities	(36,950)	(6,528)
Cash flows from financing activities:
Payment of Dow liabilities settlement	(13,743)	—
Repayment of long term debt	(4,015)	(4,250)
Repurchase of stock for treasury	—	(1,488)
Payment of withholding taxes related to stock-based compensation to employees	—	(331)
Net cash used in by financing activities	(17,758)	(6,069)
Effect of exchange rate changes on cash and cash equivalents	2,797	1,660
Net (decrease) increase in cash and cash equivalents	(12,779)	19,547

Cash and cash equivalents, beginning of period	77,312	57,765
Cash and cash equivalents, end of period	$64,533	$77,312

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$18,884	$24,560
Income taxes	$3,257	3095
Supplemental schedule of non-cash investing and financing activities:
Acquisition-related contingent consideration	$691	$—
Settlement of Dow liabilities not resulting from a cash payment	$55,089	$—

GAAP to Non-GAAP Reconciliations

The following is a reconciliation between the non-GAAP financial measure of EBITDA to its most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
GAAP Net (loss) income	$23,438	$(68,854)	$23,562	$(111,560)
Provision (benefit) for income taxes	7,316	39,259	(4,579)	13,020
Amortization of inventory step-up(1)	—	—	—	30,377
Interest expense(2)	8,260	14,389	35,755	58,239
Depreciation and amortization	11,254	11,073	44,356	42,850
Non-GAAP adjusted EBITDA	$50,268	$(4,133)	$99,094	$32,926

———————————————————————————————

(1)	The amortization of inventory step-up in 2016 was related to the acquisition of AgroFresh was charged to income based on the pace of inventory usage.

(2)	Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.